North Central Bancshares, Inc.
Kyle C. Cook
515-576-7531
Distribution: Iowa Newsline
July 29, 2008

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2008

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today a net loss of $957,000, or $0.71 per diluted share, for the quarter ended June 30, 2008, compared to net income of $1.04 million, or $0.75 per diluted share, for the quarter ended June 30, 2007. The decrease for the quarter is primarily the result of $1.960 million in non-cash other-than-temporary impairment charges related to the Company’s investment portfolio that were recorded during the quarter ended June 30, 2008.

The investment portfolio impairment charges, required by generally accepted accounting principles, have no impact on the Company’s regulatory capital, which meets the “well capitalized” requirements. The impairment charges relate primarily to the Company’s investment in Federal Home Loan Mortgage Corporation (Freddie Mac) and Federal National Mortgage Association (Fannie Mae) preferred stock and its investment in the AMF Ultra Short Mortgage Fund. The carrying values of the Freddie Mac and Fannie Mae preferred stock and the AMF Ultra Short Mortgage Fund have been written down to their fair market value of $4,157,000 and $1,793,000, respectively, as of June 30, 2008. Excluding these impairment charges, net operating earnings were $969,000, or $0.72 per diluted share, for the second quarter of 2008 and $1,773,000, or $1.32 per diluted share, for the first six months of 2008. The Company is providing net operating earnings in addition to net income (loss) results in order to provide users of the financial information a clearer indication of the results of the Company’s core business. The following table reconciles our determination of net operating earnings to our net loss as prepared in accordance with generally accepted accounting principles:

	Three Months Ended		Six Months Ended
	June 30, 2008		June 30, 2008
		Diluted per		Diluted per
(dollars in thousands, except per share data)	Amount	share	Amount	share
Reported net loss	$(957)	(0.71)	$(153)	(0.11)
Other-than-temporary impairment (net)	1,926	1.43	1,926	1.43
Net operating earnings	$969	0.72	$1,773	1.32

For the six month period ending June 30, 2008, the company reported a net loss of $153,000, or $0.11 per diluted share, compared to net income of $2,070,000, or $1.50 per diluted share for the six months ended June 30, 2007.

Net interest income for the quarter ended June 30, 2008 was $3.26 million, compared to net interest income of $3.33 million for the quarter ended June 30, 2007. The decrease in net interest income was primarily due to a decrease in interest-earnings assets offset by an increase in net interest spread. The net interest spread increased to 2.80% for the quarter ended June 30, 2008 from 2.69% for the quarter ended June 30, 2007.

The Company's provision for loan losses was $160,000 and $60,000 for the quarters ended June 30, 2008 and 2007, respectively. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio.

The Company’s noninterest income (loss) was $(56,000) and $1.76 million for the quarters ended June 30, 2008 and 2007, respectively. The decrease in noninterest income was primarily due to other-than-temporary impairment on securities available-for sale in the quarter ended June 30, 2008. Excluding these impairment charges, noninterest income was $2.02 million for the quarter ended June 30, 2008.

The Company’s noninterest expense was $3.64 million and $3.54 million for the quarters ended June 30, 2008 and 2007, respectively. The increase in noninterest expense was primarily due to information technology enhancements and the write down of, and expenses related to, other real estate owned.

The Company’s provision for income taxes was $366,000 and $444,000 for the quarters ended June 30, 2008 and 2007, respectively. The decrease in the provision for income taxes was primarily due to the decrease in income before income taxes and a reduction of income tax credits available, offset in part by the limited deductibility of the other-than-temporary impairment of securities.

Total assets at June 30, 2008 were $495.0 million, compared to $510.2 million at December 31, 2007. Net loans decreased by $21.3 million, or 4.77%, to $425.6 million at June 30, 2008, from $446.9 million at December 31, 2007. The decrease in net loans was primarily due to payments, prepayments, and sales of loans, offset in part by the origination of one-to-four family residential, consumer loans, and the purchase of multi-family real estate loans. At June 30, 2008, net loans consisted of (i) $179.0 million of one-to-four family real estate representing a decrease of $18.3 million from December 31, 2007, (ii) $108.8 million of commercial real estate loans representing a decrease of $11.2 million from December 31, 2007, (iii) $62.4 million of multi-family real estate loans representing an increase of $6.3 million from December 31, 2007, and (iv) $75.4 million of consumer loans representing a increase of $2.5 million from December 31, 2007. Cash and cash equivalents decreased $888,000, or 7.09%, to $11.6 million at June 30, 2008, compared to $12.5 million at December 31, 2007. The decrease in cash and cash equivalents was primarily due to a decrease in deposits, the purchase of mortgage backed securities and a decrease in borrowed funds offset by a reduction of net loans outstanding. The increase in securities available-for-sale was primarily due to the purchase of mortgage backed securities.

Deposits decreased $9.4 million, or 2.6%, to $356.5 million at June 30, 2008, from $365.9 million at December 31, 2007. The decrease in deposits was primarily due to a decrease in brokered deposits of $8.8 million. Borrowed funds decreased $6.0 million, or 6.2%, to $91.4 million at June 30, 2008, from $97.4 million at December 31, 2007.

Nonperforming loans to total net loans were 0.17% as of June 30, 2008 compared to 0.53% as of December 31, 2007. Nonperforming assets were 0.70% of total assets as of June 30, 2008, compared to 0.97% of total assets as of December 31, 2007. The allowance for loan losses was $3.5 million, or 0.81% of total loans, at June 30, 2008, compared to $3.49 million, or 0.77% of total loans, at December 31, 2007.

Stockholders' equity was $41.0 million at June 30, 2008, compared to $41.0 million at December 31, 2007. Book value or stockholders' equity per share, at June 30, 2008 was $30.54, compared to $30.56 at December 31, 2007. The ratio of stockholders' equity to total assets was 8.29% at June 30, 2008, compared to 8.03% at December 31, 2007.

All stockholders of record on June 13, 2008, received a quarterly cash dividend of $0.35 per share on July 3, 2008. As of June 30, 2008, the Company had 1,343,448 shares of common stock outstanding.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact: Kyle C. Cook, Chief Financial Officer and Treasurer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition
(Unaudited) (Dollars in Thousands, except per share and share data)	June 30, 2008	December 31, 2007
Assets
Cash and cash equivalents Securities available-for-sale Loans (net of allowance of loan loss of $3,463 and $3,487, respectively) Goodwill Other assets	$11,639 24,305 425,578 4,947 28,556	$12,527 16,599 446,857 4,947 29,263
Total assets	$495,025	$510,193
Liabilities
Deposits Borrowed funds Other liabilities	$356,463 91,364 6,165	$365,948 97,379 5,889
Total liabilities	453,992	469,216
Stockholders' equity	41,033	40,977
Total liabilities and stockholders' equity	$495,025	$510,193
Stockholders' equity to total assets	8.29%	8.03%
Book value per share	$30.54	$30.56
Total shares outstanding	1,343,448	1,340,948

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Interest income	$7,155	$7,882	$14,643	$15,435
Interest expense	3,895	4,557	8,188	8,835
Net interest income	3,260	3,325	6,455	6,600
Provision for loan loss	160	60	220	90
Net interest income after provision for loan loss	3,100	3,265	6,235	6,510
Noninterest income	(56)	1,756	1,648	3,398
Noninterest expense	3,635	3,542	7,379	6,973
Income/(loss) before income taxes	(591)	1,479	504	2,935
Income taxes	366	444	657	865
Net income/(loss)	$(957)	$1,035	$(153)	$2,070

Basic earnings/(loss) per share	$(0.71)	$0.76	$(0.11)	$1.51
Diluted earnings/(loss) per share	$(0.71)	$0.75	$(0.11)	$1.50

Selected Financial Ratios	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Performance ratios
Net interest spread	2.59%	2.44%	2.53%	2.44%
Net interest margin	2.80%	2.69%	2.74%	2.69%
Return on average assets	(0.76)%	0.80%	(0.06)%	0.80%
Return on average equity	(9.22)%	9.87%	(0.74)%	9.86%